State of Delaware
Secretary of State
Division of Corporations
Delivered 10:52 AM 11/13/2008
FILED 10:41 AM 11/13/2008
SRV 081113118 - 2382235 FILE

CERTIFICATE OF AMENDMENT NO. 3 TO THE CERTIFICATE OF INCORPORATION

OF

SPATIALIZER AUDIO LABORATORIES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is Spatializer Audio Laboratories, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article (IV), subsection (1) thereof and by substituting in lieu of said Article and subsection the following new Article and subsection:

> "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 300,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. The effective time of the amendment herein certified shall be upon acceptance by the Delaware Secretary of State.

Signed on November 12, 2008

Jay Gottlieb, Chairman, President and Secretary
Spatializer Audio Laboratories, Inc.